EXHIBIT 8

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

May 24, 2007

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, Virginia 23230

Re:	Genworth Global Funding Trust 2007-C Secured Medium-Term Notes

Ladies and Gentlemen:

This opinion letter is delivered to you in connection with the issuance by Genworth Global Funding Trust 2007-C (the “Trust”) of $275,000,000 aggregate principal amount of the Trust’s Fixed Rate Secured Medium-Term Notes due May 15, 2012 (the “Notes”) related to Funding Agreement No. GS-I6010 (the “Funding Agreement”) executed by Genworth Life and Annuity Insurance Company, a stock life insurance company operating under a charter granted by the Commonwealth of Virginia (“GLAIC”). The Trust was formed on May 17, 2007 (the “Formation Date”) and the Notes will be issued on May 24, 2007 (the “Issuance Date”).

We have acted as special counsel to GLAIC in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by GLAIC of a Registration Statement on Form S-3 (File No. 333-128718) on September 30, 2005, as amended by Amendment No. 1 filed with the Commission on December 8, 2005 (including the documents incorporated by reference therein, the “Registration Statement”), including a prospectus (including the documents incorporated by reference therein, the “Prospectus”), relating to secured medium-term notes to be issued from time to time by newly established separate and distinct special purpose common law trusts, each of which will be formed in a jurisdiction located in the United States specified in the applicable pricing supplement, and a prospectus supplement to the Prospectus, relating to secured medium-term notes to be issued by the trusts primarily to institutional investors (the “Institutional Prospectus Supplement”). The Registration Statement provides for (i) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of notes to be issued by the trusts and (ii) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, of GLAIC’s funding agreements to be sold to the trusts in connection with the issuance and sale of notes.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

May 24, 2007

In furnishing this opinion, we have reviewed and participated in the preparation of: (i) the Registration Statement, the Prospectus, the Institutional Prospectus Supplement and the pricing supplement related to the Notes, dated as of the Formation Date, (ii) the trust agreement, dated as of the Formation Date (the “Trust Agreement”), between U.S. Bank National Association, as trustee, and GSS Holdings II, Inc., as trust beneficial owner, which adopts and incorporates the standard trust terms dated December 8, 2005, (iii) the indenture, dated as of the Issuance Date (the “Indenture”), between The Bank of New York Trust Company, National Association, as indenture trustee, and the Trust, which adopts and incorporates the standard indenture terms dated December 8, 2005, (iv) the terms agreement, dated as of the Formation Date (the “Terms Agreement”), by and among GLAIC, the Trust, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Greenwich Capital Markets, Inc., which adopts and incorporates the standard distribution agreement terms dated December 9, 2005, (v) the pricing instrument, dated as of the Formation Date, which includes the Trust Agreement, Indenture and Terms Agreement executed in connection with the creation of the Trust and the issuance by the Trust of the Notes, (vi) the closing instrument, dated as of the Issuance Date, related to the Trust, (vii) the Notes, (viii) the Funding Agreement and (ix) such other records, documents, certificates or other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies submitted to us for our examination. We have also assumed that the transactions described in the Registration Statement are performed in the manner described therein.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, the discussion set forth in the Institutional Prospectus Supplement under the heading “Material United States Federal Income Tax Considerations,” to the extent describing matters of United States federal income tax law or legal conclusions with respect thereto, is our opinion.

In rendering the opinion set forth above, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the United States Treasury Department (the “Regulations”), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. The Code, the Regulations, judicial authorities, rulings, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Any such change could affect the opinion stated herein.

We express no opinion concerning federal income tax matters relating to the above described transaction except as expressly set forth above. In addition, we express no opinion concerning the application of any state, local, or foreign tax laws.

May 24, 2007

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by GLAIC in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP